Exhibit 10.1

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Agreement is made _____________ ___, 2006 between Fremont Michigan InsuraCorp, Inc., a Michigan corporation, (“Company” or “Corporation”) and _____________________ (“Executive”). This Agreement shall become effective upon the date first above written (“Effective Date”).

Factual Background

The Executive presently serves as the _____________________________ of the Company. The Board of Directors of the Company (“Board”) has determined that it is in the best interest of the Company and its shareholders to assure that the Company will have the exclusive dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below), of the Company. The Board believes it is important to diminish the inevitable distraction of the Executive by virtue of the uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the business of the Company, currently and in the event of any threatened or pending Change of Control. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s agreeing to remain in the employ of the Company, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Company is terminated under specified circumstances after a Change of Control of the Company. Because of the nature of Company’s business, Executive may acquire valuable confidential information concerning the Company, the Company’s products and programs, or the Company’s customers.

Agreement

It is therefore agreed:

1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a) Average Annual Compensation. The Executive’s “Average Annual Compensation” shall be deemed to mean the average level of compensation paid to the Executive by the Company and any subsidiary of the Company during the most recent three calendar years preceding the Date of Termination, including base salary, bonuses, and Company contributions to 401(k), deferred compensation, pension and other retirement plans. Annual compensation excludes stock-based compensation.

(b) Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of (i) willful and continued failure to perform substantially the Executive’s duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c) Change of Control. “Change of Control” of the Company shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (aa) any acquisition directly from the Company, (bb) any acquisition by the Company, (cc) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (dd) any acquisition by any corporation pursuant to a transaction which complies with clauses (x), (y) and (z) of subsection (iii) of this Section (c); or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(v) the sale of substantially all of the assets and business of the Fremont Insurance Company, a subsidiary the Company.

(d) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) Date of Termination. “Date of Termination” shall mean:

(i) if the Executive’s employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and

(ii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

(f) Disability. Termination by the Company of the Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Company or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

(g) Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a “Change in Control” of the Corporation based on:

(i) Without the Executive’s express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the office of ___________________ of the Company or a material adverse change made by the Company in the Executive’s functions, duties or responsibilities in such capacity;

(ii) Without the Executive’s express written consent, a material reduction by the Company in the Executive’s base salary, bonus, incentive compensation or a material reduction in the package of fringe benefits provided to the Executive, taken as a whole;

(iii) Without the Executive’s express written consent, the Company requires the Executive to work in an office which is more than 60 miles from the location of the Company’s current principal executive office, except for required travel on business of the Company to an extent substantially consistent with the Executive’s present business travel obligations;

(iv) Any purported termination of the Executive’s employment for Cause, Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (i) below; or

(v) The failure by the Company, after a Change in Control of the Company, to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 11.

(h) IRS. IRS shall mean the Internal Revenue Service.

(i) Notice of Termination. Any purported termination of the Executive’s employment by the Company for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party affected. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which:

(i) indicates the specific termination provision in this Agreement relied upon;

(ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, unless the termination is made pursuant to Section 8(a) of this Agreement and no reason for termination is required;

(iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Company’s termination of Executive’s employment for Cause; and

(iv) is given in the manner specified in Section 14.

(j) Retirement. “Retirement” shall mean voluntary termination by the Executive in accordance with the Company’s retirement policies, including early retirement, generally applicable to the Company’s salaried employees.

2. Term of Agreement.

The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue for a term of three (3) years from the Effective Date. It shall be automatically extended for successive one year terms after that date unless either party provides a written notice of intent not to extend this Agreement to the other at least ninety days prior to the third anniversary of this Agreement or ninety days prior to each annual anniversary date of this Agreement after the initial three (3) year term. The notice of intent not to extend to the Executive shall be sent by the President of the Company. If any party gives timely notice that the term will not be extended as of any annual anniversary date, then this Agreement shall terminate at the conclusion of its remaining term. References within this Section to the term of this Agreement shall refer both to the initial term and successive terms.

3. Acknowledgment of Confidential Information. Executive acknowledges that during his employment with Company, he may acquire, be given access to, develop or assist in developing confidential information regarding the products, property, business and affairs of Company and its subsidiaries, including information concerning Company’s and its subsidiaries agents, producers, policyholders and customers. This confidential information may consist of concepts, ideas, trade secrets, marketing and sales processes or techniques, pricing arrangements, operating procedures, technical data, policyholder names, addresses, coverages or expiration data, customer names, customer contact persons and telephone numbers, quotations or other confidential information not generally known or easily ascertainable by the general public concerning Company’s and its subsidiaries business. This information is referred to in this Agreement simply as “Confidential Information”.

4. Restriction on Confidential Information. Executive shall not, during his employment with Company or at any time after termination of employment (except with the express written authorization of the Board), use any Confidential Information outside of the scope of his employment by Company. He shall not communicate or disclose orally or in writing any of the Confidential Information to any person or entity, directly or indirectly, under any circumstances outside the scope of his employment by Company. Upon termination of his employment with Company, he shall promptly return to Company all written or other tangible evidence of any Confidential Information and any memoranda with respect to that evidence which is in his possession or under his control.

5. Non-Compete. During employment with Company and for a period of two years following a termination of his employment pursuant to which the Executive is paid severance pay in accordance with Section 8(c) of this Agreement, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, limited liability company or association, either as a partner, principal, agent, employee, member, officer, director, material beneficial owner, or in any other capacity, conduct or engage in, or become interested in, either wholly or in part, any other property and casualty insurance company or affiliate of it without the consent of Company. Provided, however, after termination with severance pay, the geographic scope of this non-compete covenant shall be limited to property and casualty insurance business in the State of Michigan. For purposes of this paragraph, Executive shall be deemed a material beneficial owner of an enterprise if Executive is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the company representing 10% or more of the combined voting power of the company’s then outstanding securities.

6. Non-Solicitation of Employees. During employment with Company and for a period of two years following termination of such employment, Executive shall not, in any capacity, recruit or hire, or assist others in recruiting or hiring, any person who is an employee of or consultant for Company.

7. Remedies.

(a) Each party shall be liable to the other party for all actual damages resulting from a breach of this Agreement.

(b) The Company will suffer material and irreparable damage if the Executive violates Sections 4, 5 and 6 of this Agreement and the Company would not have an adequate remedy at law for such a violation. Therefore, the Company shall be entitled, in addition to all other available remedies, to an immediate injunction to restrain any such violation. If any present or future statute of this State provides protections or remedies relating to proprietary information, confidential information or trade secrets which are greater than the protections and remedies provided by this Agreement, then the Company shall also have the benefit of such additional statutory protections and remedies.

8. Termination.

(a) At any time before a Change of Control occurs, the Company shall have the right, upon prior Notice of Termination, to terminate the Executive’s employment for any reason, and Executive shall have the right, upon prior Notice of Termination, to terminate his employment for any reason.

(b) In the event that the Executive’s employment is terminated by the Company or the Executive pursuant to Section 8(a) above, the Company shall be obligated to make payment of any salary, incentive or other compensation earned prior to the Date of Termination but not yet paid to the Executive and any payment from any employee benefit plan which shall be paid in accordance with such plan and the continuation of coverage under any insurance program as required under any such benefit plan or which may be required by law. The Executive will also be entitled to the payment of any pro rata amount of any bonuses if the Date of Termination occurs before December 31, of any fiscal year. The Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company was terminated within four months prior to the date on which the Change of Control occurs, then for all purposes of this Agreement the Executive shall be entitled to receive the severance benefits under Section 8(c) below.

(c) In the event that within two (2) years after a Change of Control (i) the Executive’s employment is terminated by the Company for any reason other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, the Company shall:

(i) Pay to the Executive, in a lump sum within 30 days following the Date of Termination, a cash severance amount equal to 2.0 times the Executive’s Average Annual Compensation; and

(ii) Maintain and provide for a period of 24 months following the Date of Termination, at no cost to the Executive greater than any other employee, the Executive’s continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than stock option and restricted stock plans of the Company as benefits thereunder are governed by the terms of such plans), provided that in the event that the Executive’s participation in any plan, program or arrangement as provided in this subparagraph is barred or during such period any such plan, program or arrangement is discontinued or the benefits under such an agreement are materially reduced, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination. The Company’s obligation under this subsection (ii) shall end earlier than 24 months upon the Executive becoming eligible for participation in a group plan substantially comparable to the Company’s benefits at a cost to the Executive comparable to that paid by the Executive as an employee under the Company’s plans.

(d) The Company shall promptly reimburse the Executive for all legal fees and expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement in any such event.

(e) No termination of employment by the Executive or by the Company shall be effective unless the terminating party shall have delivered a Notice of Termination, as defined in Section 1(i) of this Agreement, to the other party.

9. Nonqualified Deferred Compensation Omnibus Protection. It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A of the Code, the following shall apply:

(a) Notwithstanding any other provision of this Agreement, the Company is authorized to amend this Agreement, to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder).

(b) Neither the Employee nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder). Notwithstanding the foregoing: Payment may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the payment, there is a dispute as to amount due or the proper recipient of such payment, additional time is needed to calculate the amount payable, or the payment would jeopardize the solvency of the Company.

(c) If the Employee is a specified employee of a publicly traded corporation as required by Section 409A(a)(2)(B)(i) of the Code, and any payment or provision of any benefit hereunder is subject to Section 409A any payment or provision of benefits in connection with a separation from service payment event (as determined for purposes of Section 409A of the Code), as opposed to another payment event permitted under Section 409A, shall not be made until six months after the Employee’s separation from service (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Employee’s expense, with the Employee having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

10. Exclusivity of Benefits. The specific arrangements referred to are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Company pursuant to employee benefit plans of the Company or otherwise.

11. Withholding. All payments required to be made by the Company to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

12. Assignability. The Company may assign this Agreement and its rights and obligations in whole, but not in part, to any corporation, insurance company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation, insurance company or other entity shall by operation of law or expressly in writing assume all obligations of the Company under this Agreement as fully as if it had been originally made a party to the agreement, but may not otherwise assign this Agreement or its rights and obligations. The Executive may not assign or transfer this Agreement or any rights or obligations.

13. Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recovery of attorney’s fees, costs and expenses in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

14. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	Fremont Michigan Insuracorp, Inc.
933 East Main Street
Fremont, MI 49412-9751
Attention: Chairman of the Board of Directors

To the Executive:

15. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Company to sign on its behalf. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Michigan.

17. Nature of Obligations. Nothing contained in this Agreement shall create or require the Company to create a trust of any kind to fund any benefits which may be payable under the Agreement, and to the extent that the Executive acquires a right to receive benefits from the Company, such right shall be no greater than the right of any unsecured general creditor of the Company.

18. Interpretation and Headings. This Agreement shall be interpreted in order to achieve the purposes for which it was entered into. The section headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

EXECUTIVE:	FREMONT MICHIGAN INSURACORP, INC.

By:
Richard E. Dunning
Its: President